UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

 _________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 30, 2013

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PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

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Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On February 4, 2013, Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”) and the Company’s Phillips Edison – ARC Shopping Center Operating Partnership, L.P. (the “Operating Partnership”) entered into an Amended and Restated Advisory Agreement (the “A&R Advisory Agreement”) with American Realty Capital II Advisors, LLC (the “Advisor”).

The A&R Advisory Agreement provides that the asset management compensation structure contemplated in the previous advisory agreement between the Company and the Advisor is eliminated effective October 1, 2012.  Instead, the Company expects to issue to the Advisor on a quarterly basis performance-based restricted partnership units of the Operating Partnership designated as “Class B units.”  The Class B units will vest, and will no longer be subject to forfeiture, at such time as: (x) the value of the Operating Partnership’s assets plus all distributions made equals or exceeds the total amount of capital contributed by investors plus a 6.0% cumulative, pre-tax, non-compounded annual return thereon (the “economic hurdle”); (y) any one of the following occurs: (1) the termination of the A&R Advisory Agreement by an affirmative vote of a majority of the Company’s independent directors without cause; (2) a listing event; or (3) another liquidity event; and (z) the Advisor is still providing advisory services to the Company (the “performance condition”). Such Class B units will be forfeited immediately if: (a) the A&R Advisory Agreement is terminated other than by an affirmative vote of a majority of the Company's independent directors without cause; or (b) the A&R Advisory Agreement is terminated by an affirmative vote of a majority of the Company’s independent directors without cause before the economic hurdle has been met.

Additionally, the A&R Advisory Agreement eliminates the subordinated share of cash flows and the subordinated incentive fee contemplated under the previous advisory agreement between the Company and the Advisor.  Instead, similar concepts are now set forth in the Amended and Restated Agreement of Limited Partnership for the Operating Partnership as follows:

•         The Operating Partnership will pay a subordinated participation in the net sales proceeds of the sale of real estate assets equal to 15.0% of remaining net sale proceeds after return of capital contributions to investors plus payment to investors of a 7.0% cumulative, pre-tax, non-compounded return on the capital contributed by investors.

•         The Operating Partnership will pay a subordinated incentive listing distribution of 15.0% of the amount by which the market value of all issued and outstanding Company common stock plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 7.0% cumulative, pre-tax non-compounded annual return to investors.

•         Neither the Advisor nor any of its affiliates can earn both the subordination participation in the net sales proceeds and the subordinated incentive listing distribution.

•         Upon termination or non-renewal of the A&R Advisory Agreement, an affiliate of the Advisor shall be entitled to a subordinated termination fee in the form of a non-interest bearing promissory note equal to 15.0% of the amount by which the cost of the Company’s assets plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 7.0% cumulative, pre-tax non-compounded annual return to investors.  In addition, the affiliate of the Advisor may elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event occurs.

Other than the changes disclosed above, the terms of the A&R Advisory Agreement are similar to those of the previous advisory agreement, which was filed as Exhibit 10.1 to the Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed July 29, 2011 and is incorporated by reference herein.

Item 2.01.  Completion of Acquisition or Disposition of Assets

On January 30, 2013, the Company, through a wholly-owned subsidiary, purchased a shopping center containing approximately 348,255 rentable square feet located in Fairlawn, Ohio (“Fairlawn Town Centre”) for approximately $42.2 million, exclusive of closing costs. The Company funded the purchase price with proceeds from a syndicated revolving credit facility led by KeyBank National Association and proceeds from its initial public offering.  Fairlawn Town Centre was purchased from AG/WP Fairlawn Owner, LLC, a Delaware limited liability company, which is not affiliated with the Company, its advisor or its sub-advisor.

Fairlawn Town Centre is currently 95.0% leased to 38 tenants, including a Giant Eagle grocery store that occupies approximately 27.3% of the total rentable square feet of Fairlawn Town Centre.  Based on the current condition of Fairlawn Town Centre, the Company does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes that Fairlawn Town Centre is adequately insured.

Item 8.01.  Other Events

On February 4, 2013, the Company issued a press release announcing the acquisition of Fairlawn Town Centre.

Item 9.01.  Financial Statements and Exhibits

(a) Financial Statements and Businesses Acquired

Since it is impracticable to provide the required financial statements for Fairlawn Town Centre at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before April 17, 2013, by amendment to this Form 8-K.

(b) Pro Forma Financial Information

See paragraph (a) above

(c) Exhibits

99.1    Press Release dated February 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: February 4, 2013	By:	/s/ R. Mark Addy_____________________
R. Mark Addy
Chief Operating Officer